Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (the “Memorandum”) is entered into as of the 10th day of May, 2004 by and between Mark D. Ettenger (the “Executive”) and THE MILLS CORPORATION (the “Company”).

Recitals

R-l           Executive and the Company are parties to that certain term sheet captioned “MARK ETTENGER EMPLOYMENT TERM SHEET” (the “Term Sheet”) that was executed by the Company on December 16, 2003 and was executed by the Executive on January 20, 2004.

R-2          Concurrently with the execution of this Memorandum, Executive and the Company are executing and delivering that certain Employment Agreement bearing an effective date as of February 2, 2004 (the “Employment Agreement”) that satisfies the terms and conditions of the Term Sheet, with certain modifications that have been agreed upon by the parties.

R-3          Executive and the Company are entering into this Memorandum for the purpose of confirming certain additional understandings that have been agreed upon by such parties but are not set forth in the Agreement.

Agreements

For good and valuable consideration, Executive and the Company agree as follows:

1.             Defined Terms. Unless otherwise defined herein, capitalized terms shall have the same definitions as are set forth for such terms in the Employment Agreement.

2.             Dividend Equivalent Payments on RSUs.  Paragraph V.e of the Term Sheet contemplated that on Executive’s “Commencement Date,” the Company would issue an inducement grant of 110,000 restricted stock units.  Section 4.4 of the Employment Agreement defers the date by which such RSUs must be issued to a date not later than June 1, 2004. On May 3, 2004, the Company has paid a regular common dividend in the amount of $0.595 per share of common stock to shareholders of record on April 23, 2004. As additional consideration for the modification of the date of issuance of the Inducement Grant, the Company agrees to pay to Executive, not later than June 1, 2004, the sum of $65,450.00, which represents the amount of the the “dividend equivalent” that would have been payable pursuant to Section 4.4(b) of the Employment Agreement on May 3, 2004, had the Inducement Grant been issued on or before April 20, 2004.

3.             Attorneys Fees.  The Company agrees to reimburse Executive for the costs of attorneys fees incurred by him with the law firm of Wilke, Farr and Gallagher LLP, in an amount not to exceed $125,000.00.  Such reimbursement shall be made not later than thirty days following presentment of an invoice for such fees.  At Executive’s option, the Company will issue such payment directly to Wilke Farr & Gallagher in satisfaction of this obligation.

4.             Miscellaneous.  This Memorandum is intended to confirm a legally binding obligation of the parties hereto. This Memorandum may be executed in multiple counterparts, each of which, when fully executed, will constitute the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Memorandum on the 10th day of May, 2004.

Executive:

/s/ Mark Ettenger
Mark Ettenger

The Company:	THE MILLS CORPORATION a Delaware corporation

	By:	/s/ Laurence C. Siegel
Laurence C. Siegel
Chairman and Chief Executive
Officer